Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus of Vistra Corp. of our report dated March 6, 2023, except for Notes 1, 2, 4, 6, 7, 8, 9, 11, and 15 as to which the date is November 22, 2023, relating to the consolidated financial statements of Energy Harbor Corp. and Subsidiaries as of and for the years ended December 31, 2022 and 2021 and our report dated November 22, 2023, relating to the interim condensed consolidated financial statements of Energy Harbor Corp. and Subsidiaries as of and for the three and nine month periods ended September 30, 2023, incorporated by reference in the Prospectus as part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ UHY LLP
Sterling Heights, Michigan
January 26, 2024